Exhibit 99.1

Cumberland Pharmaceuticals Closes

Strategic Transaction with Apotex

$100 million Transaction Follows Cumberland Shareholder Approval

Strengthens Cumberland’s Focus on Rare Disease Pipeline

NASHVILLE, Tenn. (July 1, 2026) - Cumberland Pharmaceuticals Inc. (Nasdaq: CPIX), a U.S. biopharmaceutical company, today announced the closing on an agreement with subsidiary of Apotex Health Corp. (“Apotex”), the largest Canadian-based pharmaceutical company, to integrate their branded U.S. businesses. Under the terms of the agreement, Apotex has acquired Cumberland’s line of branded pharmaceuticals for cash consideration of $100 million funded at closing, which followed approval by Cumberland’s shareholders.

“We are pleased to complete this value-creating transaction, which was strongly supported by our shareholders with over 99% of the votes cast in favor of the transaction,” said A.J. Kazimi, CEO of Cumberland. “This milestone significantly strengthens our financial position, enabling us to focus on the large market opportunities associated with our pipeline programs. Our goals are to deliver innovative new products to improve patient care, while continuing to build value for our shareholders.”

Cumberland has retained its robust portfolio of innovative product candidates and its majority ownership position in Cumberland Emerging Technologies Inc. Following the closing, Cumberland will focus its resources on developing ifetroban, a potent thromboxane antagonist currently being studied across clinical programs targeting serious rare and progressive diseases:

•	Duchenne Muscular Dystrophy Cardiomyopathy:

Cumberland announced breakthrough results in a Phase II clinical study of ifetroban in patients with cardiomyopathy associated with this rare, fatal genetic neuromuscular disease. Interactions with the FDA have been underway regarding study results and requirements for approval. The program has received FDA Orphan Drug, Rare Pediatric Disease and Fast Track designations.

•	Systemic Sclerosis:

Cumberland has conducted a Phase II clinical study evaluating the safety of ifetroban in patients with this debilitating autoimmune disorder. Evaluation of the study data is underway with top-line results anticipated as the next milestone.

•	Idiopathic Pulmonary Fibrosis:

A Phase II study evaluating ifetroban in patients with the most common form of progressive fibrosing interstitial lung disease is actively enrolling at medical centers across the U.S.. Favorable interim safety findings have been announced and the next milestone is the announcement of the efficacy results.

•	Cancer Metastasis:

Cumberland, in collaboration with Vanderbilt Health, recently announced the results of a Pilot Study of ifetroban in patients with high-risk solid tumors. The findings suggests the potential to block cancer metastasis, as a favorable trend was identified with fewer deaths due to metastatic disease in those receiving ifetroban rather than a placebo. The Phase 2 clinical trial also found ifetroban to be safe and well tolerated in the oncology patients, supporting further development of the drug to prevent cancer metastasis.

About Apotex

Apotex (APTX.TO), is a Canadian-based global health company. We improve everyday access to affordable, innovative medicines and health products for millions of people around the world, with a broad portfolio of generic, biosimilar, and innovative branded pharmaceuticals, and consumer health products. Headquartered in Toronto, with regional offices globally, including in the United States, Mexico, and India, we are the largest Canadian-based pharmaceutical company and a health partner of choice for the Americas for pharmaceutical licensing and product acquisitions.

Learn more at www.apotex.com

About Cumberland Pharmaceuticals

Cumberland Pharmaceuticals Inc. is a Nashville-based biopharmaceutical company focused on developing new therapies for rare diseases. The company is advancing a late-stage pipeline of product candidates through a series of late stage clinical studies. The treatments are being developed across multiple therapeutic areas to address serious patient conditions that represent unmet medical needs.

Cumberland's Phase 2 clinical programs are evaluating ifetroban in patients with Duchenne Muscular Dystrophy, Systemic Sclerosis, Idiopathic Pulmonary Fibrosis and Cancer Metastasis.

For more information, please visit www.cumberlandpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to certain risks and reflect Cumberland’s current views on future events based on what it believes are reasonable assumptions. No assurance can be given that these events will occur. As with any business, all phases of Cumberland’s operations are subject to factors outside of its control, and any one or combination of these factors could materially affect Cumberland’s results of operations. These factors include market conditions, competition, an inability of manufacturers to meet FDA standards or supply Cumberland’s products on a timely basis, natural disasters, public health epidemics, and other events beyond our control, as more fully discussed in the Company’s most recent Form 10-K and subsequent 10-Qs as filed with the SEC. There can be no assurance that results anticipated by the Company will be realized or that they will have the expected effects. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to publicly revise these statements to reflect events after the date hereof.

SOURCE: Cumberland Pharmaceuticals Inc.

Investor Contact:	Medica Contact:
Shayla Simpson	Emily Kent
Cumberland Pharmaceuticals Inc.	Dalton Agency
(615) 255-0068	(540) 621-5448